Exhibit 99.1

Schick Technologies Announces Settlement of SEC Action

LONG ISLAND CITY, N.Y., June 21, 2005 -- Schick Technologies, Inc. (OTC BB: SCHK) today announced that it has reached a settlement with the Securities and Exchange Commission which fully resolves all of the claims asserted against the Company in the SEC’s civil action. Under the terms of the settlement, the Company neither admits nor denies the allegations contained in the SEC Complaint and consents to the entry of an order permanently enjoining it from violating the books and records, periodic reporting and internal control provisions contained in Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. The settlement agreement does not require any monetary payment by the Company.

Commenting on the SEC settlement, Jeffrey T. Slovin, President and Chief Executive Officer, stated: “We are very pleased to have reached an appropriate settlement in this case, bringing closure to the SEC action and the investigation which preceded it. In the years since the Company’s 1999 restatement, we have taken the necessary steps to ensure that our internal controls are strong and effective. We look forward to continuing to grow our business and to increasing shareholder value.”

As previously disclosed by the Company, on November 14, 2003, the SEC filed a civil action in the United States District Court for the Eastern District of New York against the Company, its former chief executive officer, and its former vice president of sales and marketing. The SEC action followed a multi-year investigation of the Company and certain individuals commenced by the SEC in 1999, which related to the Company’s restatement of earnings for interim periods of fiscal 1999. During the course of the investigation, the Company fully cooperated with the SEC.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to the Company’s future, and any other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors, including the risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

SOURCE: Schick Technologies, Inc.

CONTACT: Kevin McGrath, Cameron Associates, 212-554-5486